Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
John C. Ferrara
Chief Financial Officer
(212) 457-8200
jferrara@edgar-online.com

EDGAR Online Reports Third Quarter 2008 Results

XBRL Filings Revenue and EBITDA Increase

NEW YORK, NY – October 28, 2008 – EDGAR® Online, Inc. (NASDAQ: EDGR) today announced that revenues for the quarter ended September 30, 2008 were $4.7 million, a modest increase from the amount reported in the same quarter last year. Total revenues for the nine months ended September 30, 2008 increased 11% to $14.6 million, compared to $13.1 million in the same period prior year. Adjusted EBITDA increased to $156,000 for the quarter ended September 30, 2008, compared to $71,000 for the same quarter last year. Adjusted EBITDA for the nine months ended September 30, 2008 increased $1.8 million to $540,000, compared to a loss of ($1.3 million) in the same period prior year. EDGAR Online, Inc. is a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets.

“Given the current climate in both the financial market and the overall economy, we are pleased with the results we have posted for this quarter and year to date 2008. We are encouraged and optimistic about the growth in our filings business where we continue to be the #1 choice for customers to create their XBRL statements offsetting our legacy business challenges. We were able to continue to grow our data and solutions business. However, our subscriptions business has been impacted by unprecedented reductions in the financial services community and we have seen slower sales in our data licenses business. We have been disciplined in managing our investments and are pleased to remain adjusted EBITDA positive in this particularly challenging quarter,” said Philip Moyer, EDGAR Online President and CEO. “Our expertise and technologies have unparalleled opportunities as the financial industry wakes up to the need for XBRL and increased transparency. While we expect the remainder of the year to be similar to this quarter, we are focused on positioning our team to fully capitalize on the opportunities available over the next 3 years.”

Operating loss was ($629,000), or ($0.02) per share, for the three months ended September 30, 2008 compared to ($1.8 million), or ($0.07) per share, for the same quarter last year. The improvement of $1.1 million in operating loss for the third quarter of 2008, as compared to the third quarter of 2007, was primarily due to lower operating expenses and non-recurring charges of approximately $1 million for severance costs in 2007. Net loss was ($750,000), or ($0.03) per share, for the three months ended September 30, 2008 compared to ($1.8 million), or ($0.07) per share, for the same quarter last year. Operating loss was ($1.8 million), or ($0.07) per share, for the nine months September 30, 2008 compared to ($5.7 million), or ($0.22) per share, for the same period last year. Net loss was ($2.1 million), or ($0.08) per share, for the nine months ended September 30, 2008 compared to ($5.8 million), or ($0.22) per share, for the same period last year.

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Deferred revenue increased 14% to $4.7 million at September 30, 2008, compared to $4.1 million at December 31, 2007. Deferred revenue represents amounts billed to customers that will be recognized as revenue in future quarters as the Company’s subscription and data products are utilized. At September 30, 2008, cash, cash equivalents and short-term investments totaled $2.9 million, compared to $3.8 million at December 31, 2007 and $2.9 million at June 30, 2008. During the quarter ended September 20, 2008, the Company capitalized $260,000 of costs for the development of internal software related to the XBRL filings business, which are included in long term assets.

KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Subscriptions	$2,260	$2,088	$6,613	$6,415
Data and solutions	2,226	2,513	5,938	7,770
Advertising and e-commerce	191	100	585	428

Total Revenues	$4,677	$4,701	$13,136	$14,613

Net loss	$(1,845)	$(750)	$(5,799)	$(2,142)
Interest expense, net	87	121	139	347

Operating loss	(1,758)	(629)	(5,660)	(1,795)
Severance costs	984	—	1,615	40
Stock compensation	409	321	1,041	901
Sales tax accrual	—	—	390	—
Amortization and depreciation	436	464	1,310	1,394

Adjusted EBITDA	$71	$156	$(1,304)	$540

Net loss per share	$(0.07)	$(0.03)	$(0.22)	$(0.08)
Adjusted EBITDA per share	$0.00	$0.01	$(0.05)	$0.02

In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes severance costs, a non-recurring charge related to a sales tax audit settlement and the non-cash charge for stock compensation expense. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Furthermore, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the Company’s definition of adjusted EBITDA might not be consistent with that of other companies.

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EDGAR Online will hold its quarterly conference call to review results for the quarter ended September 30, 2008 today, Tuesday, October 28, 2008, at 5:00 p.m. EDT. Philip Moyer, CEO and President, and John Ferrara, CFO, will host the call. To participate, please call (866) 334-3876 (toll-free for domestic callers), or (416) 849-4292 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/. The teleconference replay will be available for approximately one week beginning at 7 p.m. on October 28, 2008 by calling (866) 245-6755 (domestic) or (416) 915-1035 (international), passcode 555575.

About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets. We deliver our information products directly to end users via online subscriptions and data licenses, and to redistributors who embed our content in their own and their clients’ Web sites.

Our proprietary automated systems allow for the rapid conversion of data and we are a pioneer and leader in the global financial reporting standard—eXtensible Business Reporting Language, otherwise known as XBRL. We use our automated processing platform and our expertise in XBRL to produce both datasets and tools and to assist organizations with the creation, management and distribution of XBRL financial reports. For more detailed information on all of our businesses or to contact us please visit our Web site at www.edgar-online.com.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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EDGAR Online, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2007	2008	2007	2008
Revenues:
Subscriptions	$2,260	$2,088	$6,613	$6,415
Data and solutions	2,226	2,513	5,938	7,770
Advertising and e-commerce	191	100	585	428

Total revenues	4,677	4,701	13,136	14,613

Total cost of sales	797	645	2,222	2,224

Gross profit	3,880	4,056	10,914	12,389

Sales and marketing	1,128	1,081	3,731	3,481
Product development	913	1,043	2,775	3,147
General and administrative	2,177	2,097	7,143	6,122
Severance costs	984	—	1,615	40
Amortization and depreciation	436	464	1,310	1,394

Total operating expenses	5,638	4,685	16,574	14,184

Operating loss	(1,758)	(629)	(5,660)	(1,795)

Interest expense, net	(87)	(121)	(139)	(347)

Net loss	$(1,845)	$(750)	$(5,799)	$(2,142)

Weighted average shares outstanding - basic and diluted	26,048	26,407	25,962	26,350
Net loss per share – basic and diluted	$(0.07)	$(0.03)	$(0.22)	$(0.08)

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EDGAR Online, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2007*	September 30, 2008
	(unaudited)
Assets
Cash, cash equivalents and short-term investments	$3,778	$2,874
Accounts receivable, net	2,799	2,577
Other assets	233	287

Total current assets	6,810	5,738

Property and equipment, net	1,192	1,144
Goodwill	2,189	2,189
Intangible assets, net	4,198	3,263
Other assets	1,232	1,281

Total assets	$15,621	$13,615

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$3,422	$2,222
Deferred revenues	4,116	4,704
Current portion of long-term debt	125	375

Total current liabilities	7,663	7,301

Long-term debt	2,281	2,000
Other long-term liabilities	637	398

Total liabilities	10,581	9,699

Stockholders’ equity:
Common stock	274	275
Treasury stock	(1,959)	(1,876)
Additional paid-in capital	71,902	72,836
Accumulated deficit	(65,177)	(67,319)

Total stockholders’ equity	5,040	3,916

Total liabilities and stockholders’ equity	$15,621	$13,615

*	Derived from the Company’s audited December 31, 2007 financial statements.

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